September 30, 2022

Brian Schopfer

Re: Retention Bonus

Dear Brian:
We consider your continued service and dedication to Mirion Technologies (US), Inc. (fka Mirion Technologies, Inc. and thereafter “Mirion”) essential to our long range plan. To incentivize you to remain employed with Mirion, subject to approval by Mirion’s compensation committee, we are pleased to offer you a retention bonus, as described in this letter agreement (the “Agreement”).
1.Retention Bonus Amount and Payment
To incentivize your continued employment with Mirion through the fourth anniversary of the Effective Date (as defined below) (the “Retention Period”), and subject to the terms and conditions set forth in this Agreement, Mirion agrees to pay you a retention bonus in the amount of One Million Dollars (USD $1,000,000), less all applicable withholdings and deductions required by law (the “Retention Bonus”). The Retention Bonus shall be paid to you on or about October 7, 2022.
2.Clawback of Retention Bonus
If, during the Retention Period, (x) your employment with Mirion is terminated either (A) by Mirion for Cause, or (B) by you other than for Good Reason (as such terms are defined in your Third Amended and Restated Employment Agreement dated as of May 1, 2020, as first amended on December 27, 2021 (as it may be further amended, restated or otherwise modified, the “Executive Employment Agreement”)), or (y) you give notice of your intent to terminate your employment with Mirion other than for Good Reason prior to the end of the Retention Period (such termination date in (A) or notice of termination in (B), the “Termination Date”), you agree to repay the following portion of your Retention Bonus to Mirion within thirty (30) days after such termination of your employment: (1) if the Termination Date occurs prior to the first anniversary of the Effective Date, 100% of the Retention Bonus; (2) if the Termination Date occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, 75% of the Retention Bonus; (3) if the Termination Date occurs on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, 50% of the Retention Bonus; and (4) if the Termination Date occurs on or after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date, 25% of the Retention Bonus. Notwithstanding the foregoing, you will not be required to repay the Retention Bonus to Mirion if: (i) you remain continuously employed with Mirion through the end of the Retention Period, or (ii) your employment during the Retention Period is terminated (A) by Mirion for any reason other than Cause, (B) by you for Good Reason, (C) by you within twelve month after a Change of Control (as defined in the Mirion Technologies, Inc. Omnibus Incentive Plan) whereby Mirion Technologies, Inc. is acquired by an operating company and not a private equity investment firm and resulting in a material diminution in your authority, duties or responsibilities, or (D) by Mirion due to your Death or Permanent Disability (in each case, as such capitalized terms are described in your Executive Employment Agreement).
3.Miscellaneous
This Agreement contains all of the understandings and representations between Mirion and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus or any other retention-related conditions or covenants; provided, however, that this Agreement does not modify or supersede the Executive Employment Agreement, and the Executive Employment Agreement remains in full force and effect.
This Agreement shall not be construed as creating any contract for continued employment between you and Mirion (or any successor), and nothing herein contained shall give you the right to be retained as an employee of Mirion. Accordingly, your employment remains at-will, meaning that you and Mirion may terminate the employment relationship at any time, with or without cause, and with or without notice as set forth in your Executive Employment Agreement.
This Agreement will become effective on the date of last signature (the “Effective Date”), and it may not be amended or modified unless in writing signed by both the Chief Executive Officer of Mirion and you. Approval of this Agreement and any modification or amendment to this letter agreement is subject to the approval of the board of directors of Mirion Technologies, Inc. (or its compensation committee).
This Agreement and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.
We hope that you will accept this offer to receive the Retention Bonus. You may indicate your agreement with these terms and accept this offer by signing the Agreement and returning the executed copy to Mirion. This offer, if not accepted, will expire at the close of business on October 7, 2022.
This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.
We look forward to your continued employment with us.

[signature page follows]

Very truly yours, Mirion
By: /s/ Thomas D. Logan Thomas D. Logan Chief Executive Officer Date: October 1, 2022
Agreed to and accepted by:
/s/ Brian Schopfer Brian Schopfer Date: October 1, 2022
Cc: Alison Ulrich, CHRO